Exhibit II

CONFIDENTIALITY AGREEMENT

November 1, 2002

PRIVATE AND CONFIDENTIAL

Alter Trading Corporation
555 North New Ballas Road Suite 150
St. Louis, Missouri 63141

Attention: Keith Rhodes

Gentlemen:

        In connection with your consideration of a possible transaction with Metal Management, Inc. (collectively with its subsidiaries and affiliates, the “Company”) that might result in a mutually agreeable business combination between you and the Company (the “Proposed Transaction”), the Company is prepared to make available to you certain information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your Representatives (as defined below), you agree to treat such information in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

        As used in this letter agreement, the term “Representative” means, as to any person, such person’s affiliates and its and their directors, officers, members, employees, agents, advisors (including without limitation, financial advisors, counsel and accountants) and controlling persons. As used in this letter agreement, the term “affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “1934 Act”). As used in this letter agreement, the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership, limited liability company, other entity or individual.

        1.        Definition of Evaluation Material. The term “Evaluation Material” means all information concerning the Company (whether prepared by the Company, its Representatives or otherwise and irrespective of the form of communication) that is furnished to you or to your Representatives by or on behalf of the Company. “Evaluation Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto; provided, however, that the foregoing shall not require you to reveal or disclose to the Company in any manner any such notes, analyses, compilations, studies, interpretations or other documents prepared by you. The term “Evaluation Material” does not include information which (i) is or becomes generally known other than as a result of a disclosure by you or your Representatives, (ii) was within your possession prior to its being furnished to you by or on behalf of the Company, provided that the source of such information was not bound by a confidentiality agreement of which we are aware with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information or (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information.

        2.       Use of Evaluation Material and Confidentiality.

                   (a)        You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a Proposed Transaction, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever, provided, however, that (i) you may make any disclosure of such information to which the Company gives its prior written consent and (ii) you may make disclosure of such information to such of your Representatives who need to know such information for the sole purpose of evaluating a Proposed Transaction, who agree to keep such information confidential and who are advised of the substance of this letter agreement. In any event, you shall be responsible for any breach of this letter agreement by any of your Representatives and you agree, at your sole expense, to take all reasonable measures to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

                    (b)        You agree that you will not use the Evaluation Material in any way directly or indirectly detrimental to the Company.

                    (c)        You agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any other person the fact that the Evaluation Material has been made available to you, the fact that discussions or negotiations may take place concerning a Possible Transaction or any of the terms, conditions or other matters that may be discussed with respect thereto (including the status thereof), provided that you may make such disclosure as is required by law or the rules of any national securities exchange or interdealer quotation system by which you are or may become bound (in which event, to the extent practicable, you will consult with, and exercise in good faith all reasonable efforts to mutually agree with, the Company regarding the nature, extent and form of such disclosure).

                    (d)        In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material or any other information concerning the Company, its Affiliates or the Proposed Transaction, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy, consult with you with respect to the Company taking steps to resist or narrow the scope of the request or legal process and/or waive compliance, in whole or in part, with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, in the written opinion of counsel, legally compelled to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, you or your Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed, provided that you exercise your best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company, at the Company’s expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal.

                    (e)        If you determine that you do not wish to proceed with a Proposed Transaction, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company for any reason, you will promptly deliver to the Company all Evaluation Material (and all copies, extracts or other reproductions thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by you or your Representatives shall be destroyed and no copy, extract or other reproduction thereof shall be retained. The destruction of the Evaluation Material prepared by you or your Representatives shall be certified in writing to the Company by an authorized officer. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

                    (f)        You further agree that you will direct all inquiries and requests for information concerning the Company exclusively to Albert A. Cozzi, Robert C. Larry or the Company’s designated legal counsel.

        3.        Accuracy of Evaluation Material. You understand and acknowledge that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. You also agree that you are not entitled to rely on the accuracy or completeness of any Evaluation Material and that you shall be entitled to rely solely on such representations or warranties regarding Evaluation Material as may be made in any definitive agreement relating to the Proposed Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein.

        4.        Effect of Agreement.

                    (a)        You understand and agree that no contract or agreement providing for any transaction involving the Company shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered. You also agree that unless and until a definitive agreement between the Company and you with respect to any Proposed Transaction has been executed and delivered, neither the Company nor you nor any of our respective affiliates or Representatives are under any legal obligation of any kind whatsoever with respect to a Proposed Transaction by virtue of this letter agreement or any other written or oral expression with respect to such a transaction by any of our Representatives except, in the case of this letter agreement, for the matters specifically agreed to in this letter agreement.

                    (b)        You understand that the Company shall be free to terminate your and/or your Representatives access to the Evaluation Material at any time. It is further understood and agreed that the Company or its Representatives will arrange for appropriate contacts for due diligence purposes.

        5.        Non-Solicitation. You further agree that, except as provided in a definitive agreement relating to a Proposed Transaction, from the date hereof and for a period ending one year after the date on which the Company and you have terminated discussions concerning a Proposed Transaction, you will not solicit (i.e., initiate discussions with) for hire any of the present officers or present management employees of the Company (other than persons who no longer are officers or management employees of the Company at the time discussions are initiated) with whom you or any of your representatives has had contact during the period of your investigation contemplated herein.

        6.        Remedies. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to equitable relief, including injunctions and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company.

        7.        Waivers and Amendments. No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder. This letter agreement may only be amended with the written consent of you and the Company.

        8.        Governing Law. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without reference to its conflict of law principles.

        9.        Consent to Jurisdiction. You hereby irrevocably and unconditionally consent to submit to the jurisdiction of the courts of the State of Illinois situated in Chicago and of the United States of America located in Chicago, Illinois for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby, and you further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the State of Illinois situated in Chicago or the United States of America located in Chicago, Illinois, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

        10.        Expiration. The obligations of the parties under this letter agreement will expire on the date which is two (2) years from the date hereof.

        11.        Entire Agreement. This letter agreement contains the entire agreement between the Company and you concerning the confidentiality of Evaluation Material and supercedes any prior agreement between the parties with respect to the subject matter hereof, including the letter agreement, dated January 26, 2001 between the parties hereto.

        Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

METAL MANAGEMENT, INC.

By:	/s/ ALBERT A. COZZI
Name:	Albert A. Cozzi
Title:	Chairman

Accepted and agreed as of the date
first written above.

ALTER TRADING CORPORATION

By:	/s/ KEITH A. RHODES
Name:	Keith A. Rhodes
Title:	CFO, VP-Finance